Press Release:

GelStat Corporation and DTLL, Inc. Execute Letter of Agreement

Wednesday December 15, 9:29 am ET

Proposed Transaction Would Effectively Merge GelStat's Wholly Owned Pharmaceutical Subsidiary with DTLL, Inc.

MINNEAPOLIS, Dec. 15 /PRNewswire-FirstCall/ -- GelStat Corporation (OTC Bulletin
Board: GSAC - News) and DTLL, Inc. (OTC Bulletin Board: DTLI - News) today announced the signing of a non-binding Letter of Agreement (LOA) whereby GelStat's wholly owned subsidiary, GS Pharma, Inc., will receive 12,500,000 common stock shares of DTLL, Inc. in return for the exclusive, worldwide license of all rights to the development and commercialization of pharmaceutical (prescription drug) preparations related to GelStat's intellectual property and ongoing research and development work.

The proposed transaction, if completed, will effectively result in GelStat Corporation owning approximately 94 percent of then issued and outstanding shares of DTLL. The final closing of the transaction is expected by December 31, 2004.

As originally announced October 26, 2004, the GS Pharma subsidiary was formed to provide a scientific and commercial focus for the development of pharmaceutical opportunities.

"As previously stated, our goal with respect to these prescription pharmaceutical opportunities has been to maximize shareholder value by promoting their commercialization while retaining significant ownership interest, but without the risk of further direct investment on the part of GelStat," said Stephen Roberts, M.D. chairman and chief executive officer of GelStat. "I believe the proposed transaction with DTLL represents the best interests of both companies' shareholders and is a major step forward as we continue to execute our long term goals."

About GelStat Corporation

GelStat Corporation is a consumer healthcare company dedicated to the cost-effective development and marketing of advanced OTC health care products. Development efforts are focused on very large markets where GelStat products can offer improved efficacy, safety, and/or convenience over existing OTCs.

For more information, visit http://www.GelStat.com .

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement other than a statement of historical fact should be considered a forward- looking statement. Such forward-looking statements are based on the Company's current expectations and involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products, or all products, may not develop as expected, or at all. Readers are cautioned not to place undue reliance on those forward- looking statements, which speak only as of the date hereof. The company undertakes no obligation and does not intend to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.